                                                                      Exhibit 12

                      RATIO OF EARNINGS TO FIXED CHARGES

        For purposes of computing the following ratios of earnings to fixed charges, earnings represent earnings from operations before income taxes, discontinued operations, minority interests in earnings of consolidated subsidiaries and partnerships, extraordinary items, and fixed charges. Fixed charges represent gross interest on indebtedness, amortization of deferred financing costs and that portion of rent expense which is deemed to be representative of the interest factor. All amounts below, except for the ratios of earnings to fixed charges, are stated in thousands.


                                           Fiscal Year Ended
                     -------------------------------------------------------------------
                     December 31, December 27,  December 26,  December 25,  December 31,
                        1991         1992          1993         1994           1995
Earnings Before Income
  Taxes, Discontinued
  Operations, Minority
  Interests and
  Extraordinary Items...$3,339        $7,011      $8,829        $13,125        $28,640
Fixed Charges:
  Interest Expense.....  6,966         4,939       4,642          5,525          5,856
  Capitalized Interest.     51            66         510          1,892          2,171
  Deferred Financing
    Costs..............    533           520         394            327            413
  Interest Factor of
    Rent Expense.......    357           647         649            549            514
                        ------        ------      ------        -------        -------
       Total Fixed
         Charges.......  7,907         6,172       6,195          8,293          8,954

Earnings Before Income
  Taxes, Discontinued
  Operations, Minority
  Interests and
  extraordinary items
  and Fixed Charges.... 11,246        13,183      15,024         21,418         37,594
                        ------        ------      ------        -------        -------
Ratio of Earnings to
  Fixed Charges........   1.42x         2.14x       2.43x          2.58x          4.20x
                        ======        ======      ======         ======         ======
                                        Two Fiscal Quarters Ended
                                   -------------------------------------
                      Pro Forma                               Pro Forma
                     December 31,   July 9,       July 14,     July 14,
                       1995(1)       1995          1996         1996(1)
                     -----------    -------       -------      ---------
Earnings Before Income
  Taxes, Discontinued
  Operations, Minority
  Interests and
  Extraordinary Items.. $27,225       $23,422     $8,225        $7,423
Fixed Charges:
  Interest Expense.....   8,169         3,504        905         2,172
  Capitalized Interest.   2,171           808      2,946         2,946
  Deferred Financing
    Costs..............     413           231        223           223
  Interest Factor of
    Rent Expense.......     514           277        185           185
                         ------        ------     ------        ------
       Total Fixed
         Charges.......  11,267         4,820      4,259         5,526
Earnings Before Income
  Taxes, Discontinued
  Operations, Minority
  Interests and
  extraordinary items
  and Fixed Charges....  13,492        28,242     12,484        12,949
                         ------        ------     ------        ------
Ratio of Earnings to
  Fixed Charges........    3.42x         5.86x      2.93x         2.34x
                          =====        ======     ======        ======

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(1) To give pro forma effect as though the offering and application of the estimated net proceeds to repay indebtedness, as described under "Use of Proceeds," had occurred as of the first day of the fiscal year presented.